Exhibit 12.1

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
Schedule of computation of Ratio and Earnings to Fixed Charges and Preferred Stock Dividends
(Dollars in thousands, except ratios)

	Nine Months Ended September 30,		Years Ended December 31,
	2017		2016		2015		2014		2013
Earnings before fixed charges:
Income before discontinued operations	$348,381		$438,410		$248,239		$134,438		$140,882
Interest expense	167,333		219,654		204,827		164,551		116,524
Interest portion of rental expense	928		1,151		559		267		136
Total earnings before fixed charges	$516,642		$659,215		$453,625		$299,256		$257,542

Fixed charges:
Interest expense	$167,333		$219,654		$204,827		$164,551		$116,524
Capitalized interest	10,014		12,486		15,571		22,510		16,486
Interest portion of rental expense	928		1,151		559		267		136
Total fixed charges	$178,275		$233,291		$220,957		$187,328		$133,146

Preferred stock dividends	—		1,314		5,255		5,291		5,472

Total fixed charges and preferred
stock dividends	$178,275		$234,605		$226,212		$192,619		$138,618

Ratio of earnings to fixed charges
(excluding preferred stock dividends)	2.90	X	2.83	X	2.05	X	1.60	X	1.93	X

Ratio of earnings to combined fixed
charges and preferred stock dividends	2.90	X	2.81	X	2.01	X	1.55	X	1.86	X

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Schedule of computation of Ratio and Earnings to Fixed Charges and Preferred Interest Distributions
(Dollars in thousands, except ratios)

	Nine Months Ended September 30,		Years Ended December 31,
	2017		2016		2015		2014		2013
Earnings before fixed charges:
Income before discontinued operations	$348,381		$438,410		$248,239		$134,438		$140,882
Interest expense	167,333		219,654		204,827		164,551		116,524
Interest portion of rental expense	928		1,151		559		267		136
Total earnings before fixed charges	$516,642		$659,215		$453,625		$299,256		$257,542

Fixed charges:
Interest expense	$167,333		$219,654		$204,827		$164,551		$116,524
Capitalized interest	10,014		12,486		15,571		22,510		16,486
Interest portion of rental expense	928		1,151		559		267		136
Total fixed charges	$178,275		$233,291		$220,957		$187,328		$133,146

Preferred interest distributions	—		1,314		5,255		5,291		5,472

Total fixed charges and
preferred interest distributions	$178,275		$234,605		$226,212		$192,619		$138,618

Ratio of earnings to fixed charges
(excluding preferred interest
distributions)	2.90	X	2.83	X	2.05	X	1.60	X	1.93	X

Ratio of earnings to combined fixed
charges and preferred interest
distributions	2.90	X	2.81	X	2.01	X	1.55	X	1.86	X